WEDNESDAY, MARCH 30, 2022

Dear Ehab,This letter supersedes our letter dated February 11, 2022

We are very pleased to confirm our offer of employment as Chief Medical Officer reporting to Brian Mckelligon, Chief Executive Officer. It is our understanding that you will initially be working remote from Oro Valley, AZ before relocating to a mutually agreeable location near one of our sites. This letter confirms the terms of your employment.

Compensation

Akoya Biosciences, Inc. shall pay you a salary of $450,000.00 per year payable on a semi- monthly pay schedule, subject to applicable tax withholding requirements.

Annual Bonus

The Company has created an incentive pay plan under which you may be eligible for an annual cash incentive bonus (the “Bonus”). Your target cash bonus opportunity (the “Bonus”) will be equal to 50% of your gross earnings in the calendar year. The bonus is based on a combination of your personal achievement as well as the Company’s ability to meet its financial and operational performance objectives. The bonus payment is subject to your continued employment through the date of payment by the Company.

Incentive Stock Options

The Company will offer you participation in an Equity Incentive Program. Subject to approval by the Board of Directors of the Company (the “Board”), you will be provided an option to acquire the number of shares equivalent to 150,000 of the Company’s common stock under the Company’s stock option plan (the “Option”). You will vest as to 25% of the shares subject to the Option on the first anniversary of your date of employment, with the remaining 75% of the shares subject to the Option vesting in equal monthly installments over the subsequent 36 months on the same day of the month as your date of employment, subject to your continued service to the Company through each applicable vesting date. The exercise price per share of the Option will be equal to the fair market value per share of the Company’s common stock on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Option.

Signing Bonus:

The Company will provide you with a one-time signing bonus of $100,000. The sign-on bonus will be provided as follows: the first $25,000 will be paid within the first month of your Akoya employment. The remaining amount of $75,000 will be paid to you upon your formal notification to Akoya that you have initiated your relocation, as discussed. The signing bonus is repayable to the Company on a pro-rata basis should you voluntarily resign your position before your first service anniversary with Akoya.

Severance and Change in Control:

Akoya has recently approved a severance and change in control provision. We will soon communicate this formally to the other C-Suite members; you will receive a formal copy of the plan upon your start date.

Time Off/PTO:

Employees at this compensation band are afforded unlimited PTO under the Akoya PTO policy as stated in the Employee Handbook.

Company Holidays

The Company offers 10 paid Holidays per calendar year.

Benefit Plans / Eligibility Effective Date

Beginning on the first of the month following your start date with Akoya you shall be entitled to participate in any standard health and other benefit plans established by Akoya Biosciences, Inc. on terms as may be established by Akoya Biosciences, Inc. which, in its sole discretion, may change or alter. Although you may be eligible for other benefits as they become available in the future, Akoya Biosciences, Inc. does not promise or represent that such benefits will in fact become available or that once made available they will be continued. We offer a 401(k) Plan with immediate Company match of 50% up to the first 4% of eligible compensation. You may commence participation in our program at the first of the month following your date of employment.

Confidential Information and Invention Assignment Agreement

As a condition of your employment with Akoya Biosciences, Inc., you acknowledge that you have executed and delivered a copy of Akoya Biosciences, Inc.'s Proprietary Information and Inventions Agreement and will abide by its terms. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and

Inventions Agreement would be inadequate, and you therefore agree that Akoya Biosciences, Inc. shall be entitled to injunctive relief in case of any such breach or threatened breach.

Current or Previous Confidentiality / Non-Disclosure Agreements:

Akoya reminds you of your obligations, if any, to adhere to confidentiality / non-disclosure agreements previously signed with your current and / or previous employers. It is up to you, the employee, to abide by the obligations of such agreements in terms of the use and disclosure of any company confidential information in any form.

At-Will Employment and Terms

Your employment with the Company is for no specified period, and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause. You agree to devote your full business time, attention, and best efforts to the business of Akoya Biosciences, Inc. during the employment relationship.

Your position, job description, manager, salary, duties, work location, and responsibilities may be modified from time to time at the sole discretion of Akoya Biosciences, Inc. You agree to strictly adhere to the policies and regulations of Akoya Biosciences, Inc. as may be set forth in any Employee Handbook or published policies of Akoya Biosciences, Inc. now or in the future, including all amendments to the Handbook which may be made in the future in Akoya Biosciences, Inc.'s sole discretion as published or amended from time to time. This offer is contingent upon successfully completing a standard background check clearance and satisfactory proof of the right to work in the US, as required by law.

Terms and conditions of employment with Akoya Biosciences, Inc. may be modified at the sole discretion of Akoya Biosciences, Inc. with or without cause and with or without notice. Other than the Chief Executive Officer (“CEO”), no one has the authority to make any agreement for employment other than for employment at-will or to make any agreement limiting Akoya Biosciences, Inc.'s discretion to modify the terms and conditions of employment. Only the CEO has the authority to make any such agreement and then only in writing and signed by each of the CEO and the respective employee. No implied contract concerning any employment- related decision or term, or condition of employment can be established by any other statement, conduct, policy, or practice.

Governing Law

This Agreement is made and shall be construed and enforced in accordance with the laws of the State of California. This Agreement and the Exhibits supersede and replace all prior agreements or understandings, oral or written, between Akoya Biosciences, Inc., and you, except for prior confidentiality agreements, if any. This Agreement may not be modified except by a writing signed both by the CEO and by you.

Arbitration

In the event of any dispute in connection with this Agreement or the Exhibits, the parties agree to resolve the dispute by binding arbitration in San Francisco, California, under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), with a single arbitrator familiar with employment and technology agreements appointed by AAA. In the event of any dispute, the prevailing party shall be entitled to its reasonable attorneys' fees and costs from the other party, whether the matter is litigated or arbitrated to a final judgment or award. The arbitrator's decision shall be final and binding on all parties and may be entered in any court having competent jurisdiction.

Closing

We are very excited about your joining Akoya Biosciences, Inc. Please confirm your acceptance of this updated offer letter which includes the bonus target increase from 40% to 50%. This memo will expire on March 31, 2022. We look forward to having you join the company on a date that is mutually convenient for both you and Akoya. Currently, we are targeting a start date on or around April 11, 2022. On or before your first day of employment, you will be provided with on-boarding information from Akoya regarding company benefits and policies.

We look forward to welcoming you to the Akoya Biosciences team! We believe you will find your employment at Akoya to be an enjoyable and fulfilling experience. If you have any questions, please do not hesitate to contact me.

Sincerely,

Marilee Moy

Chief People Officer

Offer Letter Acceptance

I have read and accept this offer of employment:

/s Ehab El-Gabry

Ehab El-Gabry

04/01/2022

Date